UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP Global Income Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

September 24, 2021

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust”) is furnishing this Information Statement with respect to the LVIP Global Income Fund listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on June 7-8, 2021 (the “Meeting”), the Board approved the appointment of Allianz Global Investors U.S. LLC (“AllianzGI U.S.” or the “Sub-Adviser”) as a new sub-adviser to the Fund. At the Meeting, the Board also approved a sub-advisory agreement between Lincoln Investment Advisors Corporation (the “Adviser” or “LIAC”), the Fund’s investment adviser, and AllianzGI U.S. (the “Sub-Advisory Agreement”). The Sub-Advisory Agreement is dated August 17, 2021. AllianzGI U.S. replaced Franklin Advisers, Inc. as sub-adviser of the Fund’s large capitalization growth strategy.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Agreement does not require a shareholder vote. This Information Statement is being mailed on or about October 1, 2021 to shareholders of record of the Fund as of August 31, 2021 (the “Record Date”).

I.    Background

The Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware. The Trust currently consists of 114 separate portfolio series. Shares of the Fund and the Trust’s other series are offered only through separate accounts of insurance companies to fund the benefits of Variable Contracts. The insurance companies are the actual shareholders of the Fund; however, the Contract Owners are the beneficial owners of the Fund’s shares.

II.  Board Considerations

Background

On June 7-8, 2021, the Board of the Trust met to consider, among other things, the approval of the Sub-Advisory Agreement between LIAC and AllianzGI U.S., with respect to the Fund, a series of the Trust. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LIAC and AllianzGI U.S. prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LIAC and AllianzGI U.S. provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including a presentation by representatives of AllianzGI U.S. and AllianzGI U.S.’s responses to LIAC’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, Lincoln National Life Insurance Company employees and representatives of AllianzGI U.S. to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Sub-Advisory Agreement

Nature, Extent and Quality of Services.   In considering the approval of the proposed Sub-Advisory Agreement between LIAC and AllianzGI U.S. on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by AllianzGI U.S. under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by AllianzGI U.S., the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of AllianzGI U.S.. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by AllianzGI U.S. were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale.   The Board considered comparable sub-advisory information provided by LIAC and noted that the proposed sub-advisory fee schedule was lower than the current sub-advisory fee for the Fund. The Board considered that the proposed sub-advisory fee schedule was negotiated between LIAC and AllianzGI U.S., an unaffiliated third party, and that LIAC would compensate AllianzGI U.S. from its fees and concluded the proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits.   The Board considered that the proposed sub-advisory fee schedule was negotiated between LIAC and AllianzGI U.S., an unaffiliated third party, and that LIAC would compensate AllianzGI U.S. from its fees. The Board reviewed materials provided by AllianzGI U.S. as to any additional benefits it would receive and noted that AllianzGI U.S. indicated that additional investment mandates improve the profile of the firm’s composite and the business in general.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement were fair and reasonable, and that approval of the Sub-Advisory Agreement was in the best interests of the Fund.

III.     Additional Information about the AllianzGI U.S. Sub-Advisory Agreement

The Sub-Advisory Agreement is dated August 17, 2021 and has an initial two-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The foregoing description is only a summary of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.    Information about the Sub-Adviser

AllianzGI U.S., with principal offices at 1633 Broadway, New York, New York 10019, is a direct, wholly-owned subsidiary of Allianz Global Investors U.S. Holdings LLC, which in turn is owned indirectly by Allianz SE, a diversified global financial institution. AllianzGI U.S. had assets under management of approximately $138.9 billion as of June 30, 2021.

The name and principal occupation of the principal executive officers and directors of AllianzGI U.S. are listed below.

Name	Principal Occupation

Paul Koo	Director and Chief Compliance Officer

John Viggiano	Managing Director and U.S. General Counsel

Gem Pushpaharan	Managing Director and COO U.S.

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of AllianzGI U.S.

The name and principal occupation of the portfolio managers of the Fund are listed below. The portfolio management team providing services to the Fund are associated persons of AllianzGI U.S. operating out of Allianz Global Investors’ European offices. In providing services under this arrangement, AllianzGI U.S. relies on a line of no-action letters issued by the staff of the SEC regarding the extraterritorial application of the Investment Advisers Act of 1940, as amended.

Name	Principal Occupation

Julian Le Beron, CFA

Mr. Le Beron is a managing director and Head of Developed Markets with Allianz Global Investors; he joined the firm in 2016 following the acquisition and integration of Rogge Global Partners, which he joined in 2011. Mr. Le Beron is responsible for overseeing the global government and global aggregate fixed-income strategies. He has 22 years of investment industry experience. While working at Rogge Global Partners, Mr. Le Beron was Head of Developed Markets focusing on global government and global aggregate fixed-income strategies. Before that, he was a global government bond portfolio manager at J.P. Morgan Asset Management. Mr. Le Beron has a B.Sc. in management from the London School of Economics and Political Science. He is a CFA charterholder and a member of the CFA Society of the UK.

Ranjiv Mann

Director of Research, Global Sovereign Strategy. He joined the firm in 2016 following the acquisition and integration of Rogge Global Partners, which he joined in 2000. Mr. Mann has over 27 years’ industry experience in economic research and sovereign strategy. Previously he was a Senior Economist at Confederation of British Industry (CBI) and, prior to that, Mr. Mann was responsible for preparing economic forecasts for the Chancellor of the Exchequer’s Panel of Independent Forecasters and Associate lecturer in Economics at Surrey University. Mr. Mann holds an MA in Economics by University of Manchester, UK and is a member of the Society of Business Economists.

Sam Hogg, CFA

Director and a Portfolio Manager in Allianz Global Investor’s Core Fixed Income – Global Markets Team. He has over 10 years of experience in the investment management industry. Mr. Hogg joined the firm in 2016 following the acquisition and integration of Rogge Global Partners, which he joined in 2011. Since then he has been managing Global Aggregate, Short Duration, Cash+, and Global Opportunistic Bond Strategies. He is also responsible for formulating thematic investment views and for taking active country, duration, curve and G10 FX risk across Global Fixed Income portfolios. Mr. Hogg holds a BSc. in Economics from the University of Bristol, United Kingdom. He is a CFA charterholder and a member of the CFA Society.

Jayesh Mistry, CFA

Portfolio Manager in Allianz Global Investor’s Core Fixed Income – Global Markets Team. Mr. Mistry has over 8 years of investment industry experience. He joined the firm in 2016 following the acquisition and integration of Rogge Global Partners as a Portfolio Analyst and became an Associate Portfolio Manager in 2018. Mr. Mistry was promoted to Portfolio Manager in 2021. Previously, Mr. Mistry was a Graduate Financial Analyst for Corporate Investment Bank at JP Morgan Chase. He holds a BSc in Mathematics from the University of Bristol, United Kingdom. Mr. Mistry is a CFA charterholder, a member of the CFA Society and Chartered Financial Data Scientist (CFDS). Since 2020, he has been a member of U.K. Investment Association’s Next Generation Investment Committee.

V.    Information about the Adviser and the Trust

Investment Adviser

LIAC serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2020, the aggregate advisory fee paid to LIAC was 0.62% of the Fund’s average daily net assets, net of advisory fee waiver, and the Fund paid investment advisory fees of $8,151,167, net of advisory fee waiver.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2020, the Fund paid no commissions to any affiliated broker-dealer.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares were 16,685,089.081 for Standard Class shares and 50,921,636.020 for Service Class shares.

Because the Fund is available as an investment for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, no persons had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.    Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lfg.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE